EXHIBIT 99.1
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NEWS                                                          BOSTON
FOR IMMEDIATE RELEASE                                       SCIENTIFIC

                                                   Boston Scientific Corporation
                                                   One Boston Scientific Place
                                                   Natick, MA 01760-1537

                                                   508.650.8000

                                                   www.bostonscientific.com


                   BOSTON SCIENTIFIC ANNOUNCES ACQUISITION OF
                          ADVANCED BIONICS CORPORATION

               BROAD NEUROSTIMULATION TECHNOLOGY PLATFORM EXPANDS
                 BOSTON SCIENTIFIC'S REACH INTO MICROELECTRONICS


Natick, MA and Valencia, California (June 1, 2004) - Boston Scientific Corporation (NYSE: BSX) and Advanced Bionics Corporation, a privately held company located in Valencia, CA, today announced the execution of a definitive merger agreement under which Boston Scientific will acquire 100 percent of the fully diluted equity of Advanced Bionics for an initial payment of approximately $740 million in cash, plus earn out payments tied to future performance milestones. The acquisition will expand Boston Scientific's technology portfolio into the rapidly growing implantable microelectronic device market. Advanced Bionics has developed implantable microelectronics for treating numerous neurological disorders. Its neuromodulation technology includes a range of neurostimulators (or implantable pulse generators), programmable drug pumps and cochlear implants.

Neuromodulation devices are used to treat chronic conditions such as lower back pain, hearing loss, urinary incontinence, Parkinson's disease, tremor and epilepsy. Other applications are currently under development. The total worldwide market for neurostimulation devices is estimated to be $1.6 billion in 2004 and is expected to grow substantially over the next several years, reaching approximately $3.8 billion by 2010.

Advanced Bionics was founded in 1993 by Al Mann to develop and manufacture cochlear implants for profoundly deaf children and adults. The Company is the industry's technology leader and the only American manufacturer of cochlear implants. Advanced Bionics has invested more than $100 million during the last five years to develop less-invasive neuromodulation technology platforms to treat chronic lower back and leg pain, and plans to use its pioneering micro-bionic technology to enter the urinary urge incontinence and chronic headache markets, as well as other markets. The Company has
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nearly 100 patents and 200 applications pending. Advanced Bionics employs 550 people in facilities in the United States, Europe and Japan.

Advanced Bionics' neurostimulation devices treat neurological conditions through the delivery of focused electrical current to targeted nerve fibers. The implantable devices are wirelessly controlled by the physician or the patient to deliver the precise timing and amount of electrical current needed to overcome the patient's disabling condition. Advanced Bionics presently is organized around three different businesses:

AUDITORY BUSINESS: Advanced Bionics launched its first multichannel cochlear implant, Clarion(R), in 1996 and currently markets and sells the HiResolution(TM) Bionic Ear System through a direct sales organization in the U.S., Europe and Japan. Cochlear implants are the only approved devices capable of restoring a human sense. The technology consists of an external sound processor, which captures and processes sound information from the environment and transmits the digital information through the skin to the implant. The implant delivers up to 83,000 digital pulses of electrical current to precise locations on the auditory nerve, which the brain perceives as sound. The worldwide market for cochlear implants is currently $420 million, and is expected to grow 12-15 percent over the next five years.

PAIN MANAGEMENT BUSINESS: Advanced Bionics received U.S. Food and Drug Administration (FDA) approval in April to market its Precision(TM) Spinal Cord Stimulation System for the treatment of chronic peripheral pain of the lower back and legs. The Precision system introduces the industry's first rechargeable battery, allowing longer life than non-rechargeable systems and requiring fewer replacement surgeries. The Precision is approximately half the size of other implantable spinal cord stimulators, and features the first patient-directed fitting system for fast and effective programming. Advanced Bionics expects to launch Precision this summer into the $425 million-a-year pain management market with its direct sales force. In addition, Advanced Bionics recently acquired Medical Research Products, Inc, which designs and develops an implanted programmable drug delivery pump that is expected to begin its initial clinical trial for chronic pain in early 2005.

MICROSTIMULATOR BUSINESS: Advanced Bionics' bion(R) microstimulator was developed for clinical applications requiring significantly smaller implants, and to reduce the invasiveness of existing therapies. The bion microstimulator contains a rechargeable battery, sophisticated electronics and stimulating electrodes in a cylinder only 3 mm x 28 mm and weighing only 0.75 grams. It is implanted through the use of a needle-like instrument, which leaves behind a small puncture that can be covered with a bandage. The bion has received CE Mark approval for use in urinary urge incontinence in Europe and is currently in a U.S. Phase II clinical study for this indication. FDA pre-market approval is expected in 2007. Enrollment in a Phase I clinical study for the treatment of chronic headache has recently begun, and the company is evaluating bion for the treatment of other neurological conditions.

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The acquisition has been structured to include a substantial earnout mechanism.
Performance milestones are primarily based on the achievement of net sales, with certain milestone payments also tied to profitability. The milestones are segmented by the four principal technology platforms (cochlear implants, implantable pulse generators, drug pumps and bion microstimulators), each with a 72-month earnout horizon.

Base earnout payments approximate two and a quarter times incremental sales for each annual period. There are also bonus earnout payments available based on the attainment of certain aggregate sales performance targets and a certain gross margin level.

The transaction is expected to close within days of this announcement. Boston Scientific expects the acquisition to be modestly dilutive to earnings per share (approximately $0.04 and $0.06 in 2004 and 2005, respectively). Advanced Bionics expects to achieve sales of approximately $82 million in 2004, an annual increase of 45 percent. It also expects to achieve sales of approximately $128 million in 2005, an annual increase of 56 percent.

Boston Scientific's entry into neuromodulation devices will expand its ability to reach new clinical markets and may add new therapeutic technologies for its existing businesses in urology, gastroenterology, cardiovascular and neurovascular medicine.

"The addition of the Advanced Bionics team to Boston Scientific brings an expertise in implantable neurostimulation devices that will complement and enhance our existing less-invasive technologies," said Jim Tobin, President and Chief Executive Officer of Boston Scientific Corporation. "Advanced Bionics has a proven product portfolio, an impressive research and development infrastructure, and an exciting long-term product pipeline. I am particularly pleased that the Advanced Bionics senior management team, led by founder, Chairman and Co-CEO Al Mann and President and Co-CEO Jeff Greiner, will continue to lead the company. I am looking forward to working with them and the rest of their talented organization."

"The acquisition by Boston Scientific allows us to build on their global sales and marketing experience," said Al Mann. "I believe the combination of Advanced Bionics technology platforms and the Boston Scientific entrepreneurial philosophy is capable of achieving tremendous outcomes for physicians and patients."

"The platforms we have been developing over the past 10 years should enable Advanced Bionics to become a major long-term force in the multi-billion dollar neurostimulation marketplace," said Jeff Greiner.

Merrill Lynch Global Markets & Investment, Inc. and Citigroup Global Markets Inc. assisted Advanced Bionics in this transaction.

Boston Scientific and Advanced Bionics officials will be discussing the transaction with analysts on a conference call today at 11:00 a.m. (ET). The Company will webcast the call to all interested parties through its website www.bostonscientific.com. Please see the

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website for details on how to access the webcast. The webcast will be archived and available for a limited period on the Boston Scientific website.

The transaction will not be immediately implemented in Germany pending clearance from the German Federal Cartel Office.

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties. For more information, please visit: www.bostonscientific.com.

This press release contains forward-looking statements. The Company wishes to caution the reader of this press release that actual results may differ from those discussed in the forward looking statements and may be adversely affected by, among other things, risks associated with new product development and commercialization, clinical trials, intellectual property, regulatory approvals, competitive offerings, integration of acquired companies, the Company's overall business strategy, and other factors described in the Company's filings with the Securities and Exchange Commission.





                                  CONTACT:    Milan Kofol
                                              508-650-8569
                                              Investor Relations
                                              Boston Scientific Corporation


                                              Paul Donovan
                                              508-650-8541
                                              Media Relations
                                              Boston Scientific Corporation